Exhibit 99.1

Contact: Leah Stearns

Director, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES

CLOSE OF INITIAL TRANCHE OF CELL C TOWER PORTFOLIO IN SOUTH AFRICA

Boston, Massachusetts – March 8, 2011: American Tower Corporation (NYSE: AMT) announced today that it has, through its local South African subsidiary, acquired approximately 960 existing towers from Cell C (Pty) Limited for an aggregate purchase price of approximately $140 million, using cash on hand, local financing, and funds contributed by South African investors who currently hold an approximate 25% minority stake in the subsidiary. American Tower expects to acquire from Cell C approximately 440 additional existing towers during 2011 for an aggregate purchase price of approximately $60 million, subject to customary closing conditions. Pursuant to the transaction, which was previously announced in November 2010, American Tower may acquire up to an additional 1,800 towers that are either currently under construction or will be constructed over the next two to three years for an additional aggregate purchase price of up to approximately $230 million. Cell C will be the anchor tenant on each of the towers being purchased.

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates approximately 36,000 communications sites in the United States, Brazil, Chile, Colombia, India, Mexico, Peru and South Africa. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations of the acquisition of certain towers, anticipated closing dates, and the expected cash consideration. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of Form 10-K for the year ended December 31, 2010 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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